FOR IMMEDIATE RELEASE

INTERACTIVE SYSTEMS WORLDWIDE ANNOUNCES FISCAL FIRST QUARTER 2007 FINANCIAL RESULTS

WEST PATERSON, NJ (February 14, 2007) — Interactive Systems Worldwide, Inc. (NASDAQ: ISWI) today reported its unaudited financial results for the fiscal first quarter ended December 31, 2006. Revenues for the quarter ended December 31, 2006 were $55,000, as compared with $30,000 during the same period in the prior year. The increase was due to the Company’s recent agreement with Hipodromo de Agua Caliente S.A. de C.V.

Net loss and net loss per share applicable to common stock (basic and diluted) for the three months ended December 31, 2006 were $1.0 million and $0.09, respectively, compared with $1.3 million and $0.11 during the same quarter last year. The decrease in the net loss is primarily due to the Company’s cost reduction initiatives and elimination of its interest expense during this fiscal year.

Since announcing its year-end results in mid-January, the Company has continued to take action to reduce its expenses, and it estimates that its cash costs will be approximately $200,000 per month for the upcoming quarter. The Company has also signed a non-binding letter of intent with Techmatics Inc. to jointly develop and market a new product that enables fixed-odds exotic race betting while satisfying pari-mutuel regulations. As part of this proposed transaction, Techmatics would invest $1.8 million in ISWI, in exchange for 2.4 million shares of common stock.

Bernard Albanese, ISWI’s Chief Executive Officer, said: “We are working diligently to improve the Company’s operating performance and continue discussions with other potential strategic partners. The Company is pleased with the early results of our recent launches with Ladbrokes and Sportingbet and encouraged by the increases in wagering volume. We expect continued increases in revenues in the coming quarters. We continue to make progress in the marketing efforts of our SportXction™ product, as well as our existing racing product. We are hopeful that these efforts will lead to one or more agreements over the next several months.”

Based on its current level of revenues and costs, the Company anticipates that its existing resources including the expected return of a rent deposit for GIG’s vacated leased property will be adequate to fund its capital and operating requirements through May 31, 2007. If the $1.8 million investment from Techmatics is received, this would provide adequate capital to fund the Company’s current operations through at least calendar 2007.

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The Company cannot provide assurance that it will be able to successfully close the Techmatics transaction or execute an alternative strategic transaction, or that revenues will significantly increase.

Cost of revenues for the three months ended December 31, 2006 was $126,000, as compared with $168,000 during the same period in the prior year. The decrease in Fiscal 2007 was primarily due to lower amortization expenses associated with capitalized product enhancements that had become fully amortized.

Research and development expense for the three months ended December 31, 2006 was $111,000, as compared with $269,000 during the same period in the prior year. The decrease in Fiscal 2007 was primarily due to certain development costs which met the criteria for capitalization and lower payroll costs.

General and administrative expenses for the three months ended December 31, 2006 were $860,000, as compared with $781,000 during the same period in the prior year. The increase was primarily due to a provision for anticipated costs associated with GIG’s terminated office lease and increased non-cash compensation expense associated with warrants and common stock which were issued to consultants during the second half of Fiscal 2006, partially offset by lower payroll costs.

Interest income for the three months ended December 31, 2006 was $21,000, as compared to interest expense of $49,000 during the same period in the prior year. In Fiscal 2007, interest earned represents interest earned from cash and short-term investments. In Fiscal 2006, the Company incurred non-cash interest expense from its outstanding Debentures, which was satisfied through the issuance of shares of Common Stock.

Other income for the three months ended December 31, 2005 represents the change in value of the Company’s liability associated with the registration rights agreements entered in connection with its private placements.

As of December 31, 2006, the Company had liquid resources totalling $1,239,000. These include cash and cash equivalents in the amount of $739,000 and investments in the amount of $500,000. Investments at December 31, 2006 consist of Auction Rate Securities issued by corporate entities with remaining auction days less than 28 days.

About Interactive Systems Worldwide, Inc.

Interactive Systems Worldwide, Inc. (Nasdaq: ISWI) has designed, developed and patented a proprietary software system, the SportXction System, which enables play-by-play wagering during the course of live sporting events. ISWI, through its wholly owned subsidiary Global Interactive Gaming (GIG), operates the SportXction® System in the U.K., in conjunction with established media and traditional wagering partners. The system can accept wagers from the Internet, handheld wireless devices, interactive televisions, and standalone kiosks. The system can be used for any live broadcast event worldwide.

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Contacts:

Interactive Systems Worldwide, Inc. Bernard Albanese Chief Executive Officer James McDade Chief Financial Officer Phone: 973-256-8181	The Investor Relations Group Katrine Winther-Olesen Investor Relations Phone: 212-825-3210
FORWARD-LOOKING STATEMENTS: The forward-looking statements contained herein are subject to certain risks and uncertainties that could cause actual results to differ materially from those reflected in the forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management's analysis only as of the date hereof. The company undertakes no obligation to publicly revise these forward-looking statements to reflect events or circumstances that arise after the date thereof. Readers should carefully review the risks described in other documents the company files from time to time with the Securities and Exchange Commission, including Annual Reports, Quarterly Reports and Current Reports on Form 8-K.

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Interactive Systems Worldwide Inc. and Subsidiaries
Consolidated Statements of Operations
Unaudited
(Amounts in thousands except share and per share data)

	Three Months Ended
	December 31,
	2006	2005

Revenues	$55	$30

Costs and expenses:
Cost of revenues	126	168

Research and development expense	111	269
General and administrative expense	860	781
	1,097	1,218

Operating loss	(1,042)	(1,188)

Interest (income) expense, net	(21)	49
Other income	--	(1)
Net loss	(1,021)	(1,236)
Preferred Stock dividends	(67)	(67)
Net loss applicable to common stock	$(1,088)	$(1,303)

Net loss per share applicable to common
stock - basic and diluted	$(0.09)	$(0.11)

Weighted average basic and diluted
common shares outstanding	12,119,290	11,658,479

Interactive Systems Worldwide Inc.
Summary Consolidated Balance Sheet Data
(All amounts in thousands)

	December 31, 2006	September 30, 2006
Cash and short term investments (including marketable securities)	$1,239	$2,182
Total current assets	$1,524	$2,423
Total assets	$2,343	$3,172

Current liabilities	$1,147	$999
Total liabilities	$1,147	$999

Stockholder’s equity	$1,196	$2,173

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